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                                      EXHIBIT 23

                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Eagle Finance Corp.


    RE:  Registration Statements on Form S-8
         -----------------------------------

    -    Registration No. 33-89132; 1994 Stock Incentive Plan
    -    Registration No. 33-81840; Profit Sharing Plan

We consent to incorporation by reference in the subject Registration Statements on Form S-8 of Eagle Finance Corp. of our report dated March 27, 1997, relating to the balance sheets of Eagle Finance Corp. as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Eagle Finance Corp.


Chicago, Illinois
March 28, 1997